EXHIBIT 99.1

COATES INTERNATIONAL, LTD. SHAREHOLDERS’ UPDATE AND ANNOUNCEMENT OF NEW BOARD MEMBER

MR. XOSHI “JAMES” PANG HAS ARRIVED IN THE USA AND ATTENDED MEETINGS AT THE COMPANY HEADQUARTERS IN NEW JERSEY

Wall Township, NJ – (Globe Newswire – April 10, 2018) For Immediate Release: Coates International, Ltd. (OTC PINK: COTE) (the “Company”) is working on a number of transactions at present. Confidentiality agreements prevent full disclosure of the details of these transactions prior to entering into definitive agreements.

● The opportunity in China continues to make slow, but steady progress. Mr. James Pang, our liaison in China, visited the Company to update us on the status of this project to manufacture Coates CSRV® products in China. He is currently working with a group of prospective investors to fund the start-up of production.

● Mr. Howard Barmil DBA, MBA exclusive liaison to MENA for Coates International, Ltd. is reconfirming and bringing all orders from the following countries up to date:

- Riyadh, Saudi Arabia

- Jordan

- Turkey

- Israel

- Palestine

- Egypt

● The Whitworth Group, a business advisory firm headed up by Rick Whitworth, a board member, is working on a transaction with a federal agency and other entities to supply Coates CSRV® generator sets to disaster areas.

● The Company continues its focus on raising working capital and ramping up production in the USA.

Company President and CEO, comments: “The Company is not in a position to release information at this time but will do so as transactions are consummated. Our Company has new prospects for securing orders which would be likely to enable us to start production, once details are agreed upon. The Company now anticipates receiving deposits for certain orders in the near future. Further information will be forthcoming, as appropriate.

Stockholders are requested not to contact the Company for more information as we are prohibited from making any further disclosures at this time.

The Company is also pleased to announce the addition of Glenn Crocker to our board of directors. Mr. Crocker is 69 years of age and earned an MBA degree in Engineering Design. Mr. Crocker has been working for most of the past thirty-five years as a designer and design engineer with various vehicle manufacturers including Ford Motor Company, British Leyland, Mercedes Benz, Volvo Cars, Saturn GM and BMW, among others. At the same time, Mr. Crocker was also elected to serve as Chairperson of the Company’s Audit Committee. The Company anticipates contributions from Mr. Crocker, based on his extensive engineering background and experience in the automobile industry. He previously served on the Company’s board of directors during the period from October 2007 to June 2009.

There can be no assurance that the Company will be successful in any of its endeavors.

Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:

Coates International, Ltd.

Phone: 732-449-7717

Fax: 732-449-0764

www.coatesengine.com

www.mostadvancedengine.com